AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 2018

Registration Statement File No. 333-209366

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

Registration Statement No. 333-209366

UNDER

THE SECURITIES ACT OF 1933

FINANCIAL ENGINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3250323
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1050 Enterprise Way, 3rd Floor,

Sunnyvale, CA 94089

(408) 498-6000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lawrence M. Raffone

Chief Executive Officer

Financial Engines, Inc.

1050 Enterprise Way, 3rd Floor,

Sunnyvale, CA 94089

(408) 498-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copy to:

Atif Azher

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Telephone: (650) 251-5033

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of Financial Engines, Inc., a Delaware corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (File No. 333-209366), an automatic shelf registration statement filed with the SEC on February 3, 2016, pertaining to the offer and sale, from time to time, of certain shares of common stock, par value $0.0001 per share, of the Registrant (the “Common Stock”) by certain stockholders of the Registrant described in the Registration Statement.

On July 19, 2018, pursuant to an Agreement and Plan of Merger, dated as of April 29, 2018 (the “Merger Agreement”), by and among the Registrant, Edelman Financial, L.P., a Delaware limited partnership (“Parent”), and Flashdance Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as an indirect wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger, each outstanding share of Common Stock (other than certain shares specified in the Merger Agreement) was converted into the right to receive $45.00 in cash, without interest and subject to required withholding taxes.

In connection with the Merger, the Registrant is terminating the Registration Statement and all offerings of securities pursuant to the Registration Statement and deregistering the remaining shares of Common Stock registered but unsold under the Registration Statement, if any, in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the shares of Common Stock that had been registered for issuance that remain unsold at the termination of the offerings. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on July 19, 2018.

FINANCIAL ENGINES, INC.

By:	/s/ Lewis E. Antone, Jr.
	Name:	Lewis E. Antone, Jr.
	Title:	Executive Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.